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                                                                  Exhibit (7)(d)

                                UBS MONEY SERIES
                    (formerly known as Brinson Money Series)
                               51 West 52nd Street
                             New York, NY 10019-6114

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA   02171

           Re: UBS Money Series - UBS Select Treasury Fund

Ladies and Gentlemen:

         UBS Money Series, formerly known as Brinson Money Series and Mitchell Hutchins LIR Money Series (the "Fund"), has established a new portfolio series known as UBS Select Treasury Fund. In accordance with Section 17, the Additional Funds provision, of the Custodian Contract by and between the Fund and State Street Bank and Trust Company ("State Street") dated as of February 1, 2000 ("Custodian Contact"), the Fund hereby requests that State Street act as custodian for the aforementioned series under the terms of the Custodian Contract.

         We have also attached hereto a Certificate of Vice President and Assistant Secretary designating persons who are authorized to give instructions with respect to the series' assets as called for by Section 5 of the Custodian Contract. Although Sections 2.10(5) and 14 of the Custodian Contract call for providing you with a copy of a Fund board resolution authorizing the deposit of the series' assets in U.S. Securities Systems pursuant to Investment Company Act Rule 17f-4, we have agreed that such a certificate is no longer necessary as Rule 17f-4 has been amended to delete a board approval requirement. Pursuant to
Section 8 of the Custodian Contract, the Fund hereby directs State Street to keep the books of account and to compute the net asset value of the Fund's shares as provided in said Section.

         Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                                 Sincerely,

                                                 UBS MONEY SERIES
                                                 on behalf of its series

                                                 UBS SELECT TREASURY FUND

                                                 By: /s/ Keith A. Weller
                                                     ---------------------------
                                                     Keith A. Weller




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                                         Vice President and Assistant Secretary

Agreed and Accepted

STATE STREET BANK AND TUST COMPANY


By:      /s/ Joseph L. Hooley
         -------------------------------------
Name:    /s/ Joseph L. Hooley
         -------------------------------------
Title:   Executive Vice President
         -------------------------------------

Effective Date:  As of March 17, 2004




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                                UBS MONEY SERIES

              CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

         I, Keith A. Weller, being the duly appointed Vice President and Assistant Secretary of UBS Money Series ("Trust"), of which UBS Select Treasury is a series, DO HEREBY CERTIFY that the resolutions set forth below were duly and unanimously approved in accordance with the Trust's Declaration of Trust by the Trust's Board of Trustees at their November 12, 2003 meeting, and that such resolutions constitute a valid action of the Board of Trustees of the Trust:

                  RESOLVED, that the Fund shall from time to time authorize certain persons ("Authorized Persons") to establish and maintain brokerage accounts on behalf of the Fund to purchase, sell, transfer, exchange or otherwise dispose of, and generally deal in and with, any and all forms of securities, including, but not limited to, options on securities or stock indexes, listed or over-the-counter stocks, bonds, debentures, notes, scrip, evidences of indebtedness, participation certificates, mortgages, mortgage-backed securities, contracts, certificates of deposit, commercial paper, "when-issued" securities, subscription rights, warrants, and certificates of interest of any and every kind and nature whatsoever, secured or unsecured, whether represented by certificate or otherwise, repurchase agreements and commodities, including futures contracts and related options; and be it further

                  RESOLVED, that each of the Authorized Persons be, and each hereby is, granted the fullest authority to act on behalf of the Fund with respect to said accounts, including authority (without limiting the generality of the foregoing) to give written or oral instructions with respect to any such account; to obligate the Fund for the carrying out of any contract, arrangement or transaction entered into with or through such accounts; to authorize payment of commissions or other charges with respect to such accounts; to establish and maintain on behalf of the Fund any accounts with dealers as may be necessary to effect portfolio transactions on behalf of the Fund and to deposit securities, funds and other property of the Fund in such accounts; to order the transfer or delivery of any securities, funds or other property of the Fund to any person, and to order the transfer of record ownership of any securities or other property to any person and in any name whatsoever; to endorse any securities, stock powers or other




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         instruments in order to pass title to securities or other property; to direct the sale, transfer, exchange or exercise of any rights with respect to any such securities or other property of the Fund; to agree to any terms or conditions regarding the account and to execute on behalf of the Fund any agreement, release, power of attorney, assignment or other document in connection with the account and the property therein; and generally to do and take all action in connection with the account which is deemed necessary or desirable; and be it further

                  RESOLVED, that the persons listed below be, and they hereby are, designated as Authorized Persons for the Fund:

                        Shelley Aron                  Debbie Baggett
                        Christopher Baker             Andrew Clinton
                        Elizabeth de Larauze          Kris Dorr
                        Elbridge T. Gerry             Kimberly Frazier
                        Debbie Johnson                Kiki Katsikas
                        Linda Kent                    Brandon Kornhaber
                        Megan Lamb                    James Law
                        Matt Liebman                  Yu Chen Lin
                        Michael Markowitz             Kevin McIntyre
                        Maria Mednikov-Loucks         Ryan Nugent
                        John Penicook                 Robert Sabatino
                        Uwe Schillhorn                Frank Vallario
                        Joseph A. Varnas              William Veronda
                        Mary Wilson                   Robert Woodard



         IN WITNESS WHEREOF, I have signed this Certificate as of the 8th of April, 2004.

                                                     UBS MONEY SERIES
                                                      on behalf of its series
                                                     UBS SELECT TREASURY FUND


                                                     By: /s/ Keith A. Weller
                                                         -----------------------
                                                         Keith A. Weller
                                                         Vice President and
                                                         Assistant Secretary